Exhibit 99.1

Fairchild Semiconductor Reports Results for the First Quarter of 2005

•	Power Business Grows to a Record 76% of Total Sales

•	Ships More Than 1 Million Smart Power Modules (SPM) in the First Quarter

Fairchild Semiconductor (NYSE: FCS), the leading global supplier of power semiconductors, today announced results for the first quarter ended March 27, 2005. Fairchild reported first quarter sales of $362.8 million, a 9% decrease from the first quarter of 2004 and 4% lower than the prior quarter.

Fairchild reported a first quarter net loss of $10.4 million or $0.09 per share compared to net income of $13.0 million or $0.10 per diluted share in the first quarter of 2004 and net income of $15.8 million or $0.13 per diluted share in the prior quarter. As previously announced, included in this quarter’s results are $23.9 million in expenses associated with calling our 10 1/2% senior subordinated notes in February. We also recorded $4.1 million of restructuring expenses related to employee severance. Gross margin was 23.1%, 320 basis points lower than the first quarter of 2004 and 250 basis points lower sequentially.

Fairchild reported first quarter pro forma net income of $12.5 million or $0.10 per diluted share, compared to pro forma net income of $21.4 million or $0.17 per diluted share in the first quarter of 2004 and $24.8 million or $0.21 per diluted share in the prior quarter. Pro forma net income excludes amortization of acquisition-related intangibles, restructuring and impairments, expenses associated with calling the notes, and other items.

“We increased power products to a record 76% of total sales in the first quarter,” said Kirk Pond, Fairchild’s chairman, president and CEO. “Since we started the company in 1997, we’ve grown our power sales from less than $90 million to nearly $1.2 billion in 2004. In the first quarter, our power sales were down less than 3% sequentially, once again highlighting the greater stability of this business. We reached a significant milestone by shipping over one million smart power modules (SPM) in the first quarter. These highly integrated, complete power management solutions sell for $5 to $6 a piece, a significant increase from our overall average selling prices. Fairchild continues to make solid progress focusing our business on the fast-growing power market.”

End Markets

“Order rates were strong in January then, as expected, slowed in February during the Chinese New Year holidays,” explained Pond. ”Bookings did improve in March over the February levels, but were lower than January, and less than seasonal. Order rates were strongest for our products serving the computing, power supply and communications end markets, while orders for displays, monitors, and consumer products were weaker.”

First Quarter Financials

“We paid off the last of our high yield notes this quarter, which will significantly reduce our interest expense and improve our cash flow going forward,” said Matt Towse, Fairchild’s senior vice president and chief financial officer. “Based on current interest rates, we expect to save nearly $25.0 million in pre-tax net interest expense this year compared to 2004.

“Gross margins were 23.1% in the first quarter,” stated Towse. “Margins were impacted primarily by lower prices due to aggressive competition for standard products as well as a mix shift in our analog business.

Second Quarter Guidance

“In the second quarter, we expect revenue to be flattish and gross margins to be flat to slightly higher sequentially,” said Towse. “Our backlog entering the quarter was slightly lower than a quarter ago, so we’ll need to book and ship a higher percentage of our sales in the second quarter compared to the first quarter. Lead times are shorter than a quarter ago, especially for our high power switches, which we expect will help us to achieve the bookings we need to meet our revenue guidance this quarter. Our current backlog also indicates firmer pricing and a better mix than the prior quarter. At current interest rates, we forecast net interest expense to be about $6.2 million per quarter for the rest of 2005.

“I’m excited about our potential as we look to the future. In just eight years we’ve built the world’s leading power semiconductor business, building a great foundation of operations and process capabilities. Our fab processes are at the leading edge of the industry and our packaging capabilities are exceptional. We have consistently generated cash during this time which has enabled us to de-lever and strengthen our balance sheet. Under the leadership of our new CEO, Mark Thompson, we are firmly committed to delivering more innovative power semiconductor solutions and driving higher, and more stable gross margins and earnings throughout the business cycle.”

This press release is accompanied by statements of operations prepared in accordance with generally accepted accounting principles (GAAP), pro forma statements of operations (which exclude expenses for amortization of intangibles, restructuring, impairments and other items), and a reconciliation from GAAP to pro forma results. Pro forma results are not meant as a substitute for GAAP, but are included solely for informational and comparative purposes. Fairchild presents the pro forma consolidated statement of operations because its management uses it as an additional measure of the company’s operating performance, and management believes pro forma financial information is useful to investors because it illuminates underlying operational trends by excluding significant non-recurring or otherwise unusual transactions. Fairchild’s criteria for determining pro forma results may differ from methods used by other companies, and should not be regarded as a replacement for corresponding GAAP measures.

Special Note on Forward Looking Statements:
Some of the paragraphs above contain forward-looking statements that are based on management’s assumptions and expectations and that involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: changes in overall global or regional economic conditions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions except per share amounts)
(Unaudited)

	Three Months Ended
	March 27,	December 26,	March 28,
	2005	2004	2004
Total revenue	$362.8	$379.4	$399.7
Cost of sales	279.0	282.1	294.4

Gross profit	83.8	97.3	105.3

Operating expenses:
Research and development	19.0	19.7	20.7
Selling, general and administrative	47.4	44.1	41.7
Amortization of acquisition-related intangibles	6.1	6.1	7.6
Restructuring and impairments	4.1	2.2	3.8

Total operating expenses	76.6	72.1	73.8

Operating income	7.2	25.2	31.5
Interest expense, net	10.1	12.7	13.2
Other expense	23.9	—	—

Income (loss) before income taxes	(26.8)	12.5	18.3
Provision (benefit) for income taxes	(16.4)	(3.3)	5.3

Net income (loss)	$(10.4)	$15.8	$13.0

Net income (loss) per common share:
Basic	$(0.09)	$0.13	$0.11

Diluted	$(0.09)	$0.13	$0.10

Weighted average common shares:
Basic	119.6	119.6	119.0

Diluted	119.6	122.2	125.5

FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
RECONCILIATION OF NET INCOME (LOSS) TO PRO FORMA NET INCOME

(In millions)
(Unaudited)

	Three Months Ended
	March 27,	December 26,	March 28,
	2005	2004	2004
Net income (loss)	$(10.4)	$15.8	$13.0
Adjustments to reconcile net income (loss) to pro forma net income:
Restructuring and impairments	4.1	2.2	3.8
Distributor sales reserves associated with restructuring	—	—	(1.9)
Inventory charge associated with restructuring	—	—	0.9
Costs associated with the redemption of 10 1/2% Notes	23.9	—	—
Amortization of acquisition-related intangibles	6.1	6.1	7.6
Associated tax effects	(11.2)	0.7	(2.0)

Pro forma net income	$12.5	$24.8	$21.4

FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions except per share amounts)
(Unaudited)

	Three Months Ended
	March 27,	December 26,	March 28,
	2005	2004	2004
Pro forma total revenue	$362.8	$379.4	$397.8
Pro forma cost of sales	279.0	282.1	293.5

Pro forma gross profit	83.8	97.3	104.3

Operating expenses:
Research and development	19.0	19.7	20.7
Selling, general and administrative	47.4	44.1	41.7

Total pro forma operating expenses	66.4	63.8	62.4

Pro forma operating income	17.4	33.5	41.9
Interest expense, net	10.1	12.7	13.2

Pro forma income before income taxes	7.3	20.8	28.7
Pro forma provision (benefit) for income taxes	(5.2)	(4.0)	7.3

Pro forma net income	$12.5	$24.8	$21.4

Pro forma net income per common share:
Basic	$0.10	$0.21	$0.18

Diluted	$0.10	$0.21	$0.17

Weighted average common shares:
Basic	119.6	119.6	119.0

Diluted (1)	122.4	128.9	125.5

Pro forma consolidated statement of operations is presented because we use it as an additional measure of our operating performance. Pro forma net income and pro forma net income per share should not be considered as alternatives to net income, net income per share or other measures of consolidated operations and cash flow data prepared in accordance with accounting principles generally accepted in the United States of America, as indicators of our operating performance, or as alternatives to cash flow as a measure of liquidity.

Pro forma consolidated statements of operations are intended to present the company’s operating results, excluding items described above, for the periods presented. During the three months ended March 27, 2005, December 26, 2004 and March 28, 2004 the items included restructuring and impairment charges and amortization of acquisition-related intangibles. The three months ended March 28, 2004 also includes distributor sales reserves and inventory charges associated with restructuring. The three months ended March 27, 2005 also includes charges associated with the redemption of 10 1/2% notes.

(1) The diluted proforma net income per common share calculation for the three months ended December 26, 2004 includes a reduction of $1.7 million in interest expense, net of tax, as if the company’s 5.0% convertible senior subordinated notes had been converted as of the beginning of the period presented. Accordingly, the diluted weighted average common shares for the three months ended December 26, 2004 includes 6.7 million of common stock equivalents.

FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS

(In millions)
(Unaudited)

	March 27,	December 26,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$179.5	$146.3
Short-term marketable securities	149.3	422.1
Receivables, net	162.7	154.0
Inventories	256.9	253.9
Other current assets	48.2	56.1

Total current assets	796.6	1,032.4
Property, plant and equipment, net	657.0	664.1
Intangible assets, net	145.5	151.6
Goodwill	229.9	229.9
Long-term marketable securities	103.4	124.0
Other assets	180.9	174.5

Total assets	$2,113.3	$2,376.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4.8	$3.3
Accounts payable	105.4	118.2
Accrued expenses and other current liabilities	113.8	165.1

Total current liabilities	224.0	286.6
Long-term debt, less current portion	647.4	845.2
Other liabilities	15.7	15.6

Total liabilities	887.1	1,147.4
Total stockholders’ equity	1,226.2	1,229.1

Total liabilities and stockholders’ equity	$2,113.3	$2,376.5

FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)
(Unaudited)

	Three Months Ended
	March 27,	March 28,
	2005	2004
Cash flows from operating activities:
Net income (loss)	$(10.4)	$13.0
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	44.5	45.7
Non-cash restructuring and impairments expense	—	0.2
Other	(3.0)	4.1
Changes in operating assets and liabilities, net of acquisitions	(64.1)	(32.3)

Cash provided by (used in) operating activities	(33.0)	30.7

Cash flows from investing activities:
Capital expenditures	(29.5)	(43.4)
Purchase of marketable securities	(192.9)	(206.6)
Sale of marketable securities	484.8	143.6
Maturity of marketable securities	—	32.0
Other	(0.3)	(0.3)

Cash provided by (used in) investing activities	262.1	(74.7)

Cash flows from financing activities:
Repayment of long-term debt	(350.8)	(0.9)
Issuance of long-term debt	154.5	—
Proceeds from issuance of common stock and from exercise of stock options, net	3.4	15.1
Other	(3.0)	(2.1)

Cash provided by (used in) financing activities	(195.9)	12.1

Net change in cash and cash equivalents	33.2	(31.9)
Cash and cash equivalents at beginning of period	146.3	169.5

Cash and cash equivalents at end of period	$179.5	$137.6